Exhibit 18.1

March 28, 2005

Board of Directors
Pinnacle Foods Group Inc.
6 Executive Campus
Cherry Hill, NJ 08002

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the transition period ended December 26, 2004 and issued our report thereon dated March 28, 2005. Note 2 to the financial statements describes a change in accounting principle from performing the annual impairment test for goodwill and indefinite lived intangible assets required under Statement of Financial Accounting Standards No. 142 (SFAS 142), “Goodwill and Other Intangible Assets,” as of July 31st to the last Sunday in December. It should be understood that the preferability of one acceptable method of accounting over another for impairment testing under SFAS 142 has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,

PricewaterhouseCoopers LLP